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                                                                    EXHIBIT 10.2


                      TERMINATION OF EMPLOYMENT AGREEMENT

         THE PARTIES HERETO, Mr. Dennis Santiago ("Mr. Santiago") and Telescan, Inc., a Delaware corporation ("Telescan"), enter into this Termination of Employment Agreement and Mutual Release ("Termination Agreement") as of the 31st day of December, 2000, pursuant to the following terms and conditions:

         1. On May 4, 2000, Telescan and Mr. Santiago entered into an Employment Agreement ("the Employment Agreement"). Subject to the conditions of this Termination Agreement, Telescan and Mr. Santiago mutually agree to terminate said Employment Agreement, any addenda or amendments thereto, and any and every other existing contractual agreement or arrangement between them other than this Termination Agreement, effective December 31, 2000.

         2. It is specifically agreed (a) that Telescan will continue to pay Mr. Santiago compensation and benefits at the current rate through the period ending April 30, 2001, and (b) that Mr. Santiago remains eligible under Telescan's quarterly officer bonus plan for one third (1/3) of any bonus thereunder for the quarter ending December 31, 2000.

         3. Notwithstanding the foregoing, if on April 30, 2001, Mr. Santiago is neither employed by some other entity or person, nor actively engaged in the consulting business, Mr. Santiago will receive compensation and benefits as stated above through July 31, 2001 or such earlier time as he is employed or actively engaged in the consulting business.

         4. It is also agreed that Mr. Santiago will participate in Telescan benefits as though he were an active employee of Telescan and that Telescan's commitment herein to pay Mr. Santiago benefits for the agreed time does not require Telescan to provide Mr. Santiago with any benefits not available to all of Telescan's employees.

         5. Mr. Santiago agrees that he will immediately return to Telescan all property in his possession, custody or control which belongs to Telescan, including any Telescan records, files, and documents (whether on computer or not) and any keys.

         6. Mr. Santiago acknowledges that he has had access to confidential information ("Confidential Information") while employed by Telescan, including without limitation, information


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concerning the products, customers, pricing, suppliers, methods, processes, techniques, finances, administration, devices, trade secrets and operations of Telescan. Mr. Santiago acknowledges that this information is confidential and not known outside of Telescan's business, and that it constitutes a valuable, special and/or a unique asset of Telescan. Mr. Santiago agrees that he will not disclose in any way to any person, or use for his own benefit or for the benefit of anyone else or any other person or entity, the Confidential Information described above which was gained while he was employed by Telescan.

         7. Telescan acknowledges that Mr. Santiago has specific knowledge of the Internet and finance industries not related to Telescan and obtained independently from Telescan including, but not limited to, information concerning products, companies, pricing and business models, suppliers, methods, processes, techniques, finances, administrative practices, devices, trade secrets and operations. Telescan acknowledges that this knowledge and information are not the property of Telescan and constitute valuable, special and/or unique assets of Mr. Santiago. Telescan understands and agrees that Mr. Santiago has the sole and absolute right, without limitation, to use these assets for his benefit, including, but not limited to, engaging any business activity, including competitive business activity, which takes advantage of Mr. Santiago's knowledge, background, business relationships, property and any other tangible or intangible assets; provided however that for a period of one (1) year after December 31, 2000, Mr. Santiago agrees that he will not engage in business activity as an employee of or as a consultant to Stockpoint, Inc. or to any affiliate of Stockpoint, Inc.

         8. For a period of one (1) year after December 31, 2000, Mr. Santiago further agrees not to divert or attempt to divert from Telescan any person employed by Telescan. Mr. Santiago further agrees to not interfere with Telescan's operations, products, employees, officers or directors. Subject to the restrictions in paragraph 7 above, Telescan agrees that business activities by Mr. Santiago based on the use of his assets described in paragraph 7 that may create competition with Telescan's operations or products shall not be construed to constitute the interference prohibited by this paragraph 8. Telescan further agrees that business activities with employees, officers or directors of Telescan independent of Telescan's operations or products do not constitute such interference, including, but not limited to, business dealings between Mr. Santiago and companies owned and/or


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operated by any such employees, officers or directors or with companies which hold investment interests in Telescan. Subject to paragraph 7, nothing in this paragraph 8 shall be interpreted to constrain Mr. Santiago from having full freedom to engage in productive business activities for his benefit.

         9. Mr. Santiago understands and agrees that this Agreement is not and shall not be deemed or construed to be an admission by Telescan of any wrongdoing of any kind or of any breach of any contract, obligation, policy, or procedure of any kind or nature.

         10. Telescan understands and agrees that this Agreement is not and shall not be deemed or construed to be an admission by Mr. Santiago of any wrongdoing of any kind or of any breach of any contract, obligation, policy, or procedure of any kind or nature.

         11. On May 4, 2000, Mr. Santiago was granted options to purchase 15,000 shares of the common stock of Telescan at a strike price of $10.00 per share. All options held by Mr. Santiago pursuant to the May 4, 2000 grant will expire on December 31, 2001.

         12. On August 11, 2000, Mr. Santiago was granted options to purchase 4,823 shares of the common stock of Telescan at a strike price of $5.00 per share. All options held by Mr. Santiago pursuant to the August 11, 2000 grant will expire on December 31, 2001.

         13. The parties hereto agree that except as set forth in paragraphs 1 through 12 above, all obligations of the parties as set forth in the Employment Agreement and any other contractual arrangement between them are hereby extinguished.

         14. In consideration of the mutual obligations set forth in this Termination Agreement, the parties hereby release and hold harmless each other, their successors, assigns, subsidiaries, parents, agents, employees and representatives from any and all liability arising from or out of any contractual arrangement between them, including, without limitation, the Employment Agreement, from this day forward and agree to hold the other harmless from any future liability related thereto.

         15. This Termination Agreement supersedes any existing agreement between the parties concerning the subject matter hereof (whether in writing or otherwise), is the final agreement of the parties, and may only be amended by written consent of both parties. Mr. Santiago has carefully read and fully understands all of the terms of this Agreement. Mr. Santiago agrees that this Agreement

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sets forth the entire agreement between him and Telescan. Mr. Santiago acknowledges that he has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties.

         16. This Agreement, and any dispute arising under this Agreement shall be governed and construed in accordance with the internal laws of the State of Texas, without regard to its rules concerning conflicts of laws. The parties hereby consent to jurisdiction and venue for any litigation arising under this Agreement in the federal and state courts in Harris County, Texas.

         17. This Termination Agreement shall be binding on and inure to the benefit of each party's respective administrators, executors, personal representatives, successors and assigns.


MR. DENNIS SANTIAGO                        TELESCAN, INC.

By:  /s/ DENNIS SANTIAGO                   By:   /s/ ROGER C. WADSWORTH
   --------------------------------           ----------------------------------

                                           Title: Senior Vice President
                                                 -------------------------------

Date:  January 30, 2001                    Date:  February 7, 2001
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